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                                                                    Exhibit 99.1
                           [LOGO HEALTHCENTRAL.COM]

               HealthCentral To Trade On Nasdaq SmallCap Market

Emeryville, California - September 18, 2001 - HealthCentral (Nasdaq: HCEN) today announced that the Nasdaq Listing Qualifications Panel (the "Panel") has determined to transfer the listing of the Company's securities to the Nasdaq SmallCap Market, effective on the open of business on September 21, 2001, provided that the Company's Form 10-Q, for the quarter ending September 30, 2001, evidence continued compliance with the $2.5 million shareholders' equity requirement and the Company demonstrates compliance with all other requirements for continued listing on the Nasdaq SmallCap Market.

The Company's continued listing on the Nasdaq SmallCap Market is further contingent upon the completion of an application and review process. This process will require the Company to file a listing application, to pay all applicable listing fees, and to evidence compliance with all requirements for continued listing on the Nasdaq SmallCap Market on or before September 28, 2001.

About HealthCentral

HealthCentral (Nasdaq: HCEN) is a leading provider of healthcare e-commerce to consumers through WebRxSM, a network of sites representing the consolidation of Vitamins.com, HealthCentral.com, RxList.com and others. Its e-commerce site, WebRxSM (www.webrx.com), features more than 20,000 products. WebRxSM features
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one of the largest on-line selections of vitamins, a Vision Center and a Comfort
Living department (www.comfortliving.com) with a broad range of products
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including maternity and baby care, ergonomic chairs, water purifiers and an extensive line of allergy control products. HealthCentral.com (www.healthcentral.com) provides health-related information and commentary by
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Dr. Dean Edell, MD and other experts. RxList.com (www.rxlist.com) provides both
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patient-focused and professional-focused prescription drug information monographs.

Forward Looking Statements:

Except for historical information, the statements in this news release are forward-looking statements, involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible delisting of the Company's stock from the Nasdaq SmallCap Market, the Company's limited operating history and need to generate revenues, the Company's need to raise additional cash, the
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substantial competition in the e-health market, the Company's ability to successfully implement its operational plan, possible liability related to product or content on or accessed through the Company's web sites, the need to build a brand name quickly, the effect of substantial and changing government regulation, possible systems interruptions, a failure to integrate acquisitions or manage resources, and a failure to retain key employees. Further information regarding these and other risks is included in HealthCentral.com's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2001 and March 31, 2001, Annual Report on Form 10-K for the year ended December 31, 2000 and other documents filed with the SEC.

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For Information Contact:
Diane Jankiewicz
HealthCentral Investor Relations
Phone: 510-250-2658
dianej@healthcentral.com

Melanie Hilario
HealthCentral Public Relations
Phone: 510-250-3806
melanie.hilario@healthcentral.com